PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 51 to Registration Statement No. 333-34392 January 8, 2001 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$325,000,000	Settlement Date: (Original Issue Date):	January 16, 2001
Maturity Date:	January 16, 2003	Initial Interest Reset Date:	February 16, 2001
Interest Accrual Date:	January 16, 2001	Interest Reset Dates:	Same as Interest Payment Dates
Interest Payment Dates:	The sixteenth day of each month, commencing February 16, 2001	Interest Reset Period:	Monthly
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Base Rate:	LIBOR	Reporting Service:	Telerate (page 3750)
Index Maturity:	1 Month	Book Entry Note or Certificated Note:	Book Entry Note
Spread (Plus or Minus):	Plus 0.18% per annum	Senior Note or Subordinated Note:	Senior Note
Index Currency:	U.S. Dollars	Agent:	Morgan Stanley & Co. Incorporated
Interest Payment Period:	Monthly	Calculation Agent:	The Chase Manhattan Bank
Specified Currency:	U.S. Dollars	Minimum Denomination:	$1,000
Issue Price:	100%	CUSIP:	61745EQZ7

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER